Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Full Year and Fourth Quarter 2019 Results

NEW YORK, NY, February 27, 2020 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company," or "our") (NYSE: MITT) today reported financial results for the year and quarter-ended December 31, 2019. AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments, which include Residential Investments and Commercial Investments.

FULL YEAR AND FOURTH QUARTER 2019 FINANCIAL HIGHLIGHTS

▪	Full Year 2019:

▪	$2.39 of Net Income/(Loss) per diluted common share(1)

▪	$1.70 of Core Earnings per diluted common share(1)

▪	Includes $(0.05) retrospective adjustment

▪	$1.90 dividend per common share(1)

▪	13.4% Economic Return on Equity for the year(a)

▪
Participated in 3 rated Non-QM securitizations alongside other Angelo Gordon funds, which termed out repo financing into lower cost, fixed rate, non-recourse long-term financing, returning $57.6 million of equity to MITT

▪	Completed a rated RPL securitization in August which termed out repo financing into lower cost, fixed rate, non-recourse long-term financing, returning $11.1 million of equity to MITT

▪	Capital raises:

▪
Issued approximately 4 million shares of common stock in Q1 2019 at a weighted average price of $16.71 for net proceeds of approximately $66 million through underwritten public equity offering and ATM program

▪	Completed preferred stock offering on September 17, 2019 of our 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, raising net proceeds of $111.2 million

▪	Fourth Quarter 2019:

▪	$0.90 of Net Income/(Loss) per diluted common share(1)

▪	$0.52 of Core Earnings per diluted common share(1)

▪	Includes $0.05 positive impact from the payoff of a prime security

▪	Includes $0.02 retrospective adjustment

▪	5.2% Economic Return on Equity for the quarter(a)

▪	$17.61 Book Value per share(1) as of December 31, 2019, versus $17.16 as of September 30, 2019

▪	Book Value increased $0.45 or 2.6% from the prior quarter primarily due to:

▪	$0.52 or 3.0% due to investments in Agency RMBS, Residential Loans(b), mortgage servicing exposure and associated derivatives

▪	Agency RMBS spreads tightened sharply versus benchmarks as headwinds from the prior two quarters turned to tailwinds
▪$(0.15) or (0.8)% due to Credit Investments

▪	CMBS spreads generally widened during the quarter as a result of heavy supply into year-end
▪$0.08(c) or 0.4% due to Core Earnings above the $0.45 dividend

(a) The Economic Return on Equity for the year represents the change in book value per share from December 31, 2018 to December 31, 2019, plus the dividends declared over that period, divided by book value per share as of December 31, 2018. The Economic Return on Equity for the quarter represents the change in book value per share from September 30, 2019 to December 31, 2019, plus the common dividends declared over that period, divided by book value per share as of September 30, 2019.
(b) Residential Loans includes Re/Non-Performing Loans, Non-QM Loans and Land Related Financing.
(c) Includes $0.01 or 0.1% due to equity based compensation.

	Q3 2019		Q4 2019		FY 2019
Summary of Operating Results:
GAAP Net Income/(Loss) Available to Common Stockholders	$6.3	mm	$29.4	mm	$76.8	mm
GAAP Net Income/(Loss) Available to Common Stockholders, per diluted common share (1)	$0.19		$0.90		$2.39

Non-GAAP Results:
Core Earnings*	$13.0	mm	$16.9	mm	$54.9	mm
Core Earnings, per diluted common share(1)	$0.40		$0.52		$1.70
*A reconciliation of net income/(loss) per diluted common share to Core Earnings per diluted common share for the three and twelve months ended December 31, 2019, along with an explanation of this non-GAAP financial measure, is provided at the end of this press release.

MANAGEMENT REMARKS

"During 2019, MITT completed two capital raises and utilized its ATM program which in total resulted in net proceeds of approximately $177 million," said Chief Executive Officer, David Roberts. "In both cases, we initially deployed the capital into Agency MBS with subsequent rotation into residential and commercial credit investments. We believe these credit investments reflect the benefit MITT offers its shareholders by being part of the broader Angelo Gordon platform."

"After several challenging quarters for the Agency MBS and rate markets, those headwinds faded and some even turned to tailwinds during the fourth quarter," said Chief Investment Officer, T.J. Durkin. "We were also active in the securitization space. In November, MITT, alongside other Angelo Gordon funds, completed its third rated Non-QM securitization as well as a non-rated securitization of primarily RPLs after exercising call rights. Both securitizations provide MITT with termed-out and materially cheaper cost of funds in comparison to our warehouse lines and previous securitizations."

INVESTMENT HIGHLIGHTS

▪	$4.4 billion Investment Portfolio with a 4.1x Economic Leverage Ratio as of December 31, 2019 as compared to $4.8 billion and 4.7x, respectively, as of September 30, 2019(2)(3)(4)

▪	Rotated out of Agency RMBS into Credit Investments

▪	2.5% Net Interest Margin ("NIM") as of December 31, 2019(5), an increase of approximately 40bps quarter over quarter primarily due to a 25 bps decrease in the federal funds rate in October

▪	11.2% constant prepayment rate ("CPR") on the Agency RMBS investment portfolio for the fourth quarter(6)

▪	Duration gap was approximately 1.17 years as of December 31, 2019(7)

▪
Duration gap is presented pro-forma for potential purchases of Re/Non-Performing Loans and Non-QM Loans that are in the diligence process, as the hedges related to these potential purchases have already been added to the portfolio. The duration gap exclusive of these potential purchases would have been 0.67.

FOURTH QUARTER ACTIVITY

Agency Activity

▪	Rotated out of approximately $530 million of Agency RMBS, reducing the Agency RMBS allocated equity percentage to 34.8% and the fair value percentage to 52.8%

Residential Activity

▪	Completed a securitization of primarily re-performing loans alongside other Angelo Gordon funds by exercising call rights on approximately $237 million of UPB
▪MITT maintained exposure to the securitization through an interest in the subordinated tranches

▪	Purchased a pool of primarily non-performing loans for approximately $48 million

▪
Continued to purchase Non-QM pools alongside other Angelo Gordon funds and participated in a rated Non-QM securitization alongside other Angelo Gordon funds in November, which termed out repo financing into lower cost, fixed rate, non-recourse long-term financing, returning approximately $18 million of equity to MITT

▪MITT maintained exposure to the securitization through an interest in the subordinated tranches

Commercial Activity

▪
Net purchases of approximately $138 million of CMBS, Freddie Mac K-Series and Commercial loans, increasing the equity percentage allocated to Commercial Investments to 22.8% and the fair value percentage to 13.4%

Single-Family Rental Properties Activity

▪	Sold our portfolio of single-family rental properties to a third party for approximately $137 million, the results of which have been reflected as discontinued operations

KEY STATISTICS

($ in millions)	December 31, 2019
Investment portfolio(2) (3)	$4,417.2
Financing arrangements(3)	3,490.9
Total Economic Leverage(4)	3,486.1
Stockholders’ equity	849.0
GAAP Leverage Ratio	4.1x
Economic Leverage Ratio(4)	4.1x

Yield on investment portfolio(8)	4.8%
Cost of funds(9)	2.3%
Net interest margin(5)	2.5%
Other operating expenses(10)	1.5%
Book value, per share(1)	$17.61
Undistributed taxable income, per share(1) (11)	$1.10
Dividend, per share(1)	$0.45
Note: Cost of funds and NIM shown include the costs or benefits of our interest rate hedges. Cost of funds and NIM as of December 31, 2019 excluding the cost or benefit of our interest rate hedges would be 2.5% and 2.3%, respectively.

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of December 31, 2019(2) (3):

($ in millions)	Fair Value	Percent of Fair Value	Allocated Equity(13)	Percent of Equity	Economic Leverage Ratio(a)(4)	Q4 2019 Net Purchases/(Sales)(b)
Agency RMBS	$2,333.6	52.8%	$295.3	34.8%	7.1x	$(530.4)
Residential Investments	1,493.9	33.8%	359.9	42.4%	2.7x	149.1
Commercial Investments	589.7	13.4%	193.8	22.8%	2.1x	137.8
Total	$4,417.2	100.0%	$849.0	100.0%	4.1x	$(243.5)
(a) The Economic Leverage Ratio on Agency RMBS includes any net payables or receivables on TBA. The Economic Leverage Ratio by type of investment is calculated by dividing the investment type's total recourse financing arrangements by its allocated equity.(13) The Economic Leverage Ratio excludes any non-recourse financing arrangements, including securitized debt.
(b) In addition to the amounts listed, we sold out of our ABS Investments for $(12.9) million.
Note: The chart above includes fair value of $0.6 million of Agency RMBS, $358.5 million of Residential Investments and $14.1 million of Commercial Investments that are included in the "Investments in debt and equity of affiliates" line item on our consolidated balance sheet.

Premiums and discounts associated with purchases of the Company’s securities are amortized or accreted into interest income over the estimated life of such securities, using the effective yield method. For the three months ended December 31, 2019, the Company recorded a $0.02 retrospective adjustment, excluding interest-only securities and TBAs. Since the cost basis of the Company’s Agency RMBS securities, excluding interest-only securities and TBAs, exceeds the underlying principal balance by 2.8% as of December 31, 2019, slower actual and projected prepayments can have a meaningful positive impact, while faster actual or projected prepayments can have a meaningful negative impact, on the Company’s asset yields.

FINANCING AND HEDGING ACTIVITIES

The Company, either directly or through its equity method investments in affiliates, had financing arrangements with 44 counterparties, under which it had debt outstanding with 30 counterparties as of December 31, 2019. Our weighted average days to maturity is 92 days and our weighted average original days to maturity is 196 days. The Company's financing arrangements as of December 31, 2019 are summarized below:

($ in millions)
	Agency		Credit		Total
Maturing Within:*	Balance	WA Funding Cost	Balance	WA Funding Cost	Balance	WA Funding Cost
30 Days or Less	$1,011.2	2.1%	$587.3	2.9%	$1,598.5	2.4%
31-60 Days	1,098.1	2.0%	470.6	3.3%	1,568.7	2.4%
61-90 Days	—	—%	71.8	3.0%	71.8	3.0%
91-180 Days	—	—%	20.4	3.8%	20.4	3.8%
Greater than 180 Days	—	—%	231.5	3.9%	231.5	3.9%
Total / Weighted Avg	$2,109.3	2.0%	$1,381.6	3.2%	$3,490.9	2.5%
* Amounts in table do not include securitized debt of $224.3 million.

The Company’s interest rate swaps as of December 31, 2019 are summarized as follows:

($ in millions)
Maturity	Notional Amount	WA Pay-Fixed Rate	WA Receive-Variable Rate*	WA Years to Maturity
2020	$105.0	1.5%	1.9%	0.2
2022	837.5	1.6%	1.9%	2.7
2023	5.8	3.2%	1.9%	3.8
2024	650.0	1.5%	1.9%	4.8
2026	180.0	1.5%	1.9%	6.7
2029	165.0	1.8%	1.9%	9.9
Total/Wtd Avg	$1,943.3	1.6%	1.9%	4.3
 * 100% of our receive variable interest rate swap notional resets quarterly based on three-month LIBOR.

TAXABLE INCOME

The primary differences between taxable income and GAAP net income include (i) unrealized gains and losses associated with investment and derivative portfolios which are marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) temporary differences related to amortization of premiums and discounts paid on investments, (iii) the timing and amount of deductions related to stock-based compensation, (iv) temporary differences related to the recognition of realized gains and losses on sold investments and certain terminated derivatives, (v) taxes and (vi) methods of depreciation. As of December 31, 2019, the Company had estimated undistributed taxable income of approximately $1.10 per share.(1) (11)

DIVIDEND

On December 13, 2019, the Company’s board of directors declared a fourth quarter dividend of $0.45 per share of common stock that was paid on January 31, 2020 to stockholders of record as of December 31, 2019.

On November 15, 2019, the Company's board of directors declared fourth quarter dividends of $0.51563 per share on its 8.25% Series A Cumulative Redeemable Preferred Stock, $0.50 per share on its 8.00% Series B Cumulative Redeemable Preferred Stock and $0.50 per share on its 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock. The dividends were paid on December 17, 2019 to stockholders of record as of November 29, 2019.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s fourth quarter earnings conference call on February 28, 2020 at 9:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or (847) 585-4422 (international). Please enter code number 7555972.

A presentation will accompany the conference call and will be available on the Company’s website at www.agmit.com. Select the Q4 2019 Earnings Presentation link to download the presentation in advance of the stockholder call.

An audio replay of the stockholder call combined with the presentation will be made available on our website after the call. The replay will be available until March 29, 2020. If you are interested in hearing the replay, please dial (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international). The conference ID number is 7555972.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments, which include Residential Investments and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO, GORDON & CO.

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988.  The firm currently manages approximately $38 billion as of December 13, 2019 with a primary focus on credit and real estate strategies. Angelo Gordon has over 500 employees, including more than 200 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, our investments, our investment and portfolio strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, changes in default rates, the availability and terms of financing, changes in the fair value of our assets, general economic conditions, conditions in the market for Agency RMBS, Non-Agency RMBS and CMBS securities, Excess MSRs and loans, conditions in the real estate market, and legislative and regulatory changes that could adversely affect the business of the Company. Additional information concerning these and other risk factors are contained in the Company's filings with the Securities and Exchange Commission ("SEC"), including its most recent Annual Report on Form 10-K and subsequent filings. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All information in this press release is as of February 27, 2020. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

                 AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	December 31, 2019	December 31, 2018
Assets
Real estate securities, at fair value:
Agency - $2,234,921 and $1,934,562 pledged as collateral, respectively	$2,315,439	$1,988,280
Non-Agency - $682,828 and $605,243 pledged as collateral, respectively	717,470	625,350
ABS - $0 and $13,346 pledged as collateral, respectively	—	21,160
CMBS - $413,922 and $248,355 pledged as collateral, respectively	416,923	261,385
Residential mortgage loans, at fair value - $171,224 and $99,283 pledged as collateral, respectively	417,785	186,096
Commercial loans, at fair value - $4,674 and $0 pledged as collateral, respectively	158,686	98,574
Investments in debt and equity of affiliates	156,311	84,892
Excess mortgage servicing rights, at fair value	17,775	26,650
Cash and cash equivalents	81,692	31,579
Restricted cash	43,677	49,806
Other assets	21,905	32,619
Assets held for sale - Single-family rental properties, net	154	142,535
Total Assets	$4,347,817	$3,548,926

Liabilities
Financing arrangements	$3,233,468	$2,720,488
Securitized debt, at fair value	224,348	10,858
Dividend payable	14,734	14,372
Other liabilities	24,675	42,096
Liabilities held for sale - Single-family rental properties, net	1,546	105,101
Total Liabilities	3,498,771	2,892,915
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $0.01 par value; 50,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock, 2,070 shares issued and outstanding ($51,750 aggregate liquidation preference)	49,921	49,921
8.00% Series B Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($115,000 aggregate liquidation preference)	111,293	111,293
8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($115,000 aggregate liquidation preference)	111,243	—
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 32,742 and 28,744 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	327	287
Additional paid-in capital	662,183	595,412
Retained earnings/(deficit)	(85,921)	(100,902)
Total Stockholders’ Equity	849,046	656,011

Total Liabilities & Stockholders’ Equity	$4,347,817	$3,548,926

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended December 31, 2019
Net Interest Income
Interest income	$48,534	$41,403	$171,660
Interest expense	23,097	20,490	90,108
Total Net Interest Income	25,437	20,913	81,552

Other Income/(Loss)
Net realized gain/(loss)	13,403	(2,347)	(50,822)
Net interest component of interest rate swaps	1,976	623	7,736
Unrealized gain/(loss) on real estate securities and loans, net	(17,812)	15,092	83,832
Unrealized gain/(loss) on derivative and other instruments, net	17,355	(61,998)	(312)
Foreign currency gain/(loss), net	(3,179)	—	(2,512)
Other income	342	216	1,182
Total Other Income/(Loss)	12,085	(48,414)	39,104

Expenses
Management fee to affiliate	2,734	2,334	9,825
Other operating expenses	4,988	4,716	18,638
Equity based compensation to affiliate	74	28	349
Excise tax	67	375	531
Servicing fees	416	201	1,619
Total Expenses	8,279	7,654	30,962

Income/(loss) before equity in earnings/(loss) from affiliates	29,243	(35,155)	89,694

Equity in earnings/(loss) from affiliates	6,929	(1,430)	7,644
Net Income/(Loss) from Continuing Operations	36,172	(36,585)	97,338
Net Income/(Loss) from Discontinued Operations	(1,132)	(1,639)	(4,416)
Net Income/(Loss)	35,040	(38,224)	92,922

Dividends on preferred stock (1)	5,667	3,367	16,122

Net Income/(Loss) Available to Common Stockholders	$29,373	$(41,591)	$76,800

Earnings/(Loss) Per Share - Basic
Continuing Operations	$0.93	$(1.39)	$2.52
Discontinued Operations	(0.03)	(0.06)	(0.13)
Total Earnings/(Loss) Per Share of Common Stock	$0.90	$(1.45)	$2.39

Earnings/(Loss) Per Share - Diluted
Continuing Operations	$0.93	$(1.39)	$2.52
Discontinued Operations	(0.03)	(0.06)	(0.13)
Total Earnings/(Loss) Per Share of Common Stock	$0.90	$(1.45)	$2.39
Weighted Average Number of Shares of Common Stock Outstanding
Basic	32,742	28,744	32,192
Diluted	32,759	28,744	32,203
(1) The three months and year ended December 31, 2019 include cumulative and undeclared dividends of $0.4 million on the Company's 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock as of December 31, 2019.

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define Core Earnings, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) (a) unrealized gains/(losses) on real estate securities, loans, derivatives and other investments, (b) net realized gains/(losses) on the sale or termination of such instruments, and (c) any OTTI, (ii) beginning with Q2 2018, as a policy change, any transaction related expenses incurred in connection with the acquisition or disposition of our investments, (iii) beginning with Q3 2018, as a policy change, accrued deal related performance fees payable to Arc Home and third party operators to the extent the primary component of the accrual relates to items that are excluded from Core Earnings, such as unrealized and realized gains/(losses), (iv) beginning with Q4 2018 and applied retrospectively, as a policy change, realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of those net mortgage servicing rights, (v) beginning with Q3 2019, concurrent with a change in our business, any foreign currency gains/(losses) relating to monetary assets and liabilities, and (vi) beginning with Q4 2019 and applied retrospectively, concurrent with a change in our business, income from discontinued operations. Items (i) through (vi) above include any amounts related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at the acquisition or disposition of an asset and does not view them as being part of its core operations. Management views the exclusion described in (iv) above to be consistent with how it calculates Core Earnings on the remainder of its portfolio. As defined, Core Earnings include the net interest income and other income earned on our investments on a yield adjusted basis, including TBA dollar roll income or any other investment activity that may earn or pay net interest or its economic equivalent. One of our objectives is to generate net income from net interest margin on the portfolio, and management uses Core Earnings to help measure this objective. Management believes that this non-GAAP measure, when considered with our GAAP financial statements, provides supplemental information useful for investors as it enables them to evaluate our current core performance using the same measure that management uses to operate the business. This metric, in conjunction with related GAAP measures, provides greater transparency into the information used by our management team in its financial and operational decision-making.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended December 31, 2019, the three months ended December 31, 2018 and the year ending December 31, 2019 is set forth below (in thousands, except per share data):

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended December 31, 2019
Net Income/(loss) available to common stockholders	$29,373	$(41,591)	$76,800
Add (Deduct):
Net realized (gain)/loss	(13,403)	2,347	50,822
Unrealized (gain)/loss on real estate securities and loans, net	17,812	(15,092)	(83,832)
Unrealized (gain)/loss on derivative and other instruments, net	(17,355)	61,998	312
Transaction related expenses and deal related performance fees	907	1,607	4,517
Equity in (earnings)/loss from affiliates	(6,929)	1,430	(7,644)
Net interest income and expenses from equity method investments (a)	2,008	1,078	6,005
Foreign currency (gain)/loss, net	3,179	—	2,512
Net (income)/loss from discontinued operations	1,132	1,639	4,416
Dollar roll income	153	—	1,012
Other income	—	—	(27)
Core Earnings (b)	$16,877	$13,416	$54,893

Core Earnings, per Diluted Share (b)	$0.52	$0.47	$1.70
(a) For the three months ended December 31, 2019, the three months ended December 31, 2018 and the year ended December 31, 2019, $2.0 million or $0.06 per share, $(2.6) million or $(0.09) per share and $(8.5) million or $(0.26) per share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives were excluded from Core Earnings per diluted share as a result of the Company’s modification to the definition and calculation of Core Earnings in Q4 2018.
(b) The three months ended December 31, 2019, the three months ended December 31, 2018 and the year ended December 31, 2019 include cumulative retrospective adjustments of $0.5 million or $0.02 per diluted share, $(34.9) thousand or $(0.00) per diluted share and $(1.7) million or $(0.05) per diluted share, respectively, on the premium amortization for investments accounted for under ASC 320-10.

Footnotes

(1)       Diluted per share figures are calculated using weighted average outstanding shares in accordance with GAAP. Per share figures are calculated using a denominator of all outstanding common shares including vested shares granted to our Manager and our independent directors under our equity incentive plans as of quarter-end. Book value uses stockholders’ equity less net proceeds of the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock, the 8.00% Series B Cumulative Redeemable Preferred Stock, and the 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock as the numerator. Book value includes the current quarter dividend.
(2)     The investment portfolio at period end is calculated by summing the fair value of our Agency RMBS, any long positions in TBAs, Residential Investments, Commercial Investments, and where applicable, ABS Investments, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Agency RMBS, Residential Investments, Commercial Investments, and where applicable, ABS Investments, are held at fair value. Our Credit Investments refer to our Residential Investments, Commercial Investments, and where applicable, ABS Investments. Refer to footnote 4 for more information on the GAAP accounting for certain items included in our investment portfolio. See footnote (12) for further details on AG Arc LLC.
(3)       Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either "Financing arrangements" or "Securitized debt, at fair value." Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. This press release excludes investments through AG Arc LLC unless otherwise noted. This presentation of our investment portfolio is consistent with how our management evaluates the business, and we believe this presentation, when considered with the GAAP presentation, provides supplemental information useful for investors in evaluating our investment portfolio and financial condition. See footnote (12) for further details on AG Arc LLC.
(4)       The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter-end. Total Economic Leverage at quarter-end includes financing arrangements inclusive of financing arrangements through affiliated entities, exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any non-recourse financing arrangements and any financing arrangements and unsettled trades on U.S. Treasuries. Non-recourse financing arrangements include securitized debt. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.
(5)       Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for the Company’s investment portfolio, which excludes cash held by the Company. See footnotes (8) and (9) for further detail. Net interest margin also excludes any net TBA position.
(6)       This represents the weighted average monthly CPRs published during the quarter for our in-place portfolio during the same period. Any net TBA position is excluded from the CPR calculation.
(7)       The Company estimates duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration does not include our equity interest in AG Arc LLC.
(8)       The yield on our investments represents an effective interest rate, which utilizes all estimates of future cash flows and adjusts for actual prepayment and cash flow activity as of quarter-end. Our calculation excludes cash held by the Company and excludes any net TBA position. The calculation of weighted average yield is weighted based on fair value.
(9)     The cost of funds at quarter-end is calculated as the sum of (i) the weighted average funding costs on recourse financing arrangements outstanding at quarter-end, (ii) the weighted average funding costs on non-recourse financing arrangements, and (iii) the weighted average of the net pay rate on our interest rate swaps, the net receive rate on our Treasury long positions, the net pay rate on our Treasury short positions and the net receivable rate on our IO index derivatives, if any. The cost of funds at quarter-end are weighted by the outstanding financing arrangements at quarter-end, including any non-recourse financing arrangements and excluding financing arrangements associated with U.S. Treasury positions. The cost of funds excludes any net TBA position.
(10)     The non-investment related percentage at quarter-end is calculated by annualizing the non-investment related expenses recorded during the quarter and dividing by quarter-end stockholders’ equity.
(11)     This estimate of undistributed taxable income per share represents the total estimated undistributed taxable income as of quarter-end. Undistributed taxable income is based on current estimates and projections. As a result, the actual amount is not finalized until we file our annual tax return, typically in October of the following year.
(12)     The Company invests in Arc Home LLC through AG Arc LLC, one of its indirect subsidiaries.
(13)     The Company allocates its equity by investment using the fair value of its investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). The Company allocates all non-investment portfolio related assets and liabilities to its investment portfolio categories based on the characteristics of such assets and liabilities in order to sum to stockholders' equity per the consolidated balance sheets. The Company's equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.